Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 8, 2013 related to the consolidated financial statements of MK Alliance, Inc. included in the Current Report on Form 8-K of Cesca Therapeutics Inc. (formerly known as ThermoGenesis Corp.) and to the incorporation by reference in the Registration Statements (Form S-8 No. 333-171564 and 333-140668) pertaining to the ThermoGenesis Corp. 2006 Employee Equity Incentive Plan, (Form S-8 No. 333-82900) pertaining to the ThermoGenesis Corp. Amended 1998 Employee Equity Incentive Plan, 2002 Independent Directors Equity Incentive Plan, 2002 Independent Directors Equity Incentive Plan, and Non-Qualified Independent Director Stock Option Agreement, (Form S-8 No. 333-122761) pertaining to the ThermoGenesis Corp. Amended 2002 Independent Directors Equity Incentive Plan, and (Form S-3 No. 333-171563) of ThermoGenesis Corp. and in the related Prospectuses of our report dated November 8, 2013, with respect to the consolidated financial statements of MK Alliance, Inc. as of and for the years ended December 31, 2012 and 2011 included in this Current Report on Form 8-K of Cesca Therapeutics Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Sacramento, California
February 25, 2014